Exhibit 99.1

For Immediate Release:

Contact:	Jeffrey K. Berg, President and Chief Executive Officer

David T. McGraw, Vice President – Finance, Chief Financial Officer

Telephone 952-996-1674

Communications Systems, Inc. Announces

Results for 2009 First Quarter

Minnetonka, MN ---- May 12, 2009----- Communications Systems, Inc. (NASDAQ: JCS) today reported financial results for its first quarter ended March 31, 2009.

The Company’s net income for the quarter ended March 31, 2009 was $1,223,000 or $.15 per diluted share compared to $186,000 or $.02 per diluted share for the comparable period in 2008. The Company’s revenue for the first quarter ended March 31, 2009 was $26,765,000 compared to $30,321,000 for the first quarter of 2008 or a 12% decrease. Cost of sales and selling, general and administrative expenses decreased approximately 17% in the first quarter to $24,988,000.

Although revenue fell short of the first quarter 2008, the Company’s primary business units, Suttle and Transition Networks, performed well. Both units were profitable, even considering the overall downturn in global economic activity. Transition Networks sales decreased 7% to $12,137,000 in the first quarter of 2009 compared to $13,049,000 in the comparable 2008 quarter. Suttle’s revenues decreased 5% from the same period of a year ago to $11,850,000 compared to $12,448,000 in 2008. JDL’s revenues of $2,081,000 in the 2009 first quarter compared to $3,160,000 in the comparable 2008 quarter. JDL’s 2008 revenues included $1,300,000 related to work performed in 2007, but not recognized as revenue in 2007 under the Company’s revenue recognition policy for work performed under contracts funded by the federal government’s E-Rate program. CSI’s Austin Taylor operation saw revenues decline to $697,000 in the 2009 period compared to $1,666,000 for the same period in 2008.

Jeffrey K. Berg, President and CEO of Communications Systems, Inc.: “During these difficult economic times I am pleased with the performance of CSI and our business units’ teams. While unfavorable currency exchange rates and the world wide downturn in the building and housing markets all had a negative impact on sales, we were able to hit our forecast on operating income for the first quarter. Even though we expect a very challenging 2009, our financial strength will enable us to continue our strategic investments in future growth.”

About Communications Systems

Communications Systems, Inc. provides physical connectivity infrastructure and services for cost-effective broadband solutions and is a leading supplier of voice-grade connecting devices and wiring systems. CSI serves the broadband network market as the world’s leading supplier of media conversion technology that permits networks to deploy fiber optic technology while retaining the copper-based infrastructure already embedded in the network. In addition, CSI supplies copper wire and fiber optic structured wiring systems for broadband networks, as well as line filters for digital subscriber line service. CSI also provides network design, training and management services.

Cautionary Statement

From time to time, in reports filed with the Securities and Exchange Commission, in press releases, and in other communications to shareholders or the investing public, the Communications Systems Inc.may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans which are typically preceded by the words “believes,” “expects,” “anticipates,” “intends” or similar expressions. For these forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in federal securities laws. Shareholders and the investing public should understand that these forward-looking statements are subject to risks and uncertainties which could cause actual performance, activities or plans after the date the statements are made to differ significantly from those indicated in the forward-looking statements when made.

CSI CONSOLIDATED SUMMARY OF EARNINGS

Selected Income Statement Data

	Three Months Ended March 31, 2009	Three Months Ended March 31, 2008

Sales	$26,764,958	$30,321,235
Gross margin	9,779,444	11,450,554
Operating income	1,776,636	198,643
Income before income taxes	1,936,711	356,492
Income taxes	713,780	170,000
Net income	$1,222,931	$186,492

Basic net income per share	$0.15	$0.02
Diluted net income per share	$0.15	$0.02
Cash dividends per share	$0.12	$0.12

Average basic shares outstanding	8,316,753	8,572,040
Average dilutive shares outstanding	8,319,373	8,613,618

Selected Balance Sheet Data

	March 31, 2009	March 31, 2008

Total assets	$97,806,150	$99,710,239
Cash & Investments	31,144,062	25,451,877
Property, plant and equipment, net	11,931,692	12,276,726
Long-term liabilities	4,925,591	3,874,734
Stockholders’ equity	84,357,205	84,645,185